Executive Contract

THIS Executive Contract has been made

between

Wikisoft Corp.

315 Montgomery Street San Francisco, CA 94104

(the "Company")

and

Rasmus Refer

Frederiksberg Allé 52

1920 Frederiksberg C

(the "Chief Executive Officer")

This contract is an addition to previous Consent to Act as Director agreement

1.	Date of commencement and place of work

The Chief Executive Officer will take up the position of executive officer as effective from August 1st, 2020 with terms specified in the executive contract

The place of work is: Gammel Carlsberg Vej 16, 2500 Valby, Denmark and in own home.

2.	Duties and authority

The Chief Executive Officer will be responsible for the day-to-day management of the Company.

The day-to-day management must be in compliance with existing legislation, the articles of association of the Company and in all respects in accordance with the guidelines laid down by the board of directors.

The day-to-day management comprises all usual business and organisational transactions in connection with all operations of the Company. The Chief Executive Officer appoints and dismisses Company staff and determines staff duties and authority.

The Chief Executive Officer will keep board of directors informed of all matters assumed to be of significant interest.

The Chief Executive Officer may attend board meetings and offer his opinion, unless otherwise decided by the board in specific cases.

The Chief Executive Officer and the board of directors is obliged to inform The Chief Executive Officer of all significant matters.

3.	Remuneration and remuneration negotiations

The monthly remuneration is USD 10,000 to be paid monthly last day of each month and no later than on the last working day of the month.

4.	Bonus

The Chief Executive Officer will receive a bonus on the terms specified by the board of directors and Founder.

Bonus payments will be considered part of the regular and foreseeable remuneration. The bonus will be paid no later than one week after the financial statements have been prepared by the Company’s auditor and adopted by the board of directors of the Company.

5.	Pension

The Chief Commercial Officer shall pay his own pension.

6.	Scope of work and other business activities

The Chief Executive Officer is obliged to devote his full working capacity and all his professional knowledge in the service of the Company.

The Chief Executive Officer is entitled to continue present supervisory board/board of directors’ memberships and positions of trust, just as The Chief Executive Officer is entitled to undertake additional positions of trust and supervisory board/board of directors’ memberships, whether paid and unpaid.

The Chief Executive Officer is entitled to be shareholder, stakeholder, or in any other way participate financially in another enterprise.

7.	Holidays and days off Holiday

The employment of The Chief Executive Officer is not covered by the Holiday Act.

The Chief Executive Officer is entitled to 6 weeks’ holiday per calendar year during which the Chief Executive Officer will receive his usual remuneration. The Chief Executive Officer is entitled to fully paid remuneration during holidays from the date of commencement.

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The Chief Executive Officer decides the time of his holiday in consideration of the operations of the Company.

As agreed with the chairman of the board it may be agreed to transfer one week’s holiday to the next holiday year.

The Chief Executive Officer cannot be ordered to take holiday during the period under notice, irrespective of The Chief Executive Officer having been released from the duty to work.

Days off

24 December, 31 December, 1 January, Friday after Ascension Day, and Constitution Day on 5 June are days off with full pay.

8.	Sickness and child's sickness

The Chief Executive Officer is entitled to salary in case of sickness.

The Chief Executive Officer is entitled to paid time off in case of child's sickness.

9.	Travel and entertainment

The Chief Executive Officer expenses incurred for work related travel, nights away from home, entertainment etc. will be reimbursed by the Company.

When work related transportation is by own car, mileage allowance will be granted in accordance with the highest rates, see central government regulations.

Parties’ signatures

Frederiksberg, on June 12th, 2020	Frederiksberg, on June 12th, 2020

/s/ Rasmus Refer	/s/ Rasmus Refer
The Chief Executive Officer	For and on behalf of the Company
Rasmus Refer	Rasmus Refer, majority shareholder

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